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[THERMO ELECTRON CORPORATION LETTERHEAD]

81 Wyman Street                                                   (781) 622-1000
Post Office Box 9046                                         Fax: (781) 622-1207
Waltham, MA 02454-9046                                            www.thermo.com

                                                                  August 8, 2001

Dear Shareholder:

On July 9, 2001, the board of directors of Thermo Electron Corporation approved the spinoff of Kadant Inc. (formerly Thermo Fibertek Inc.) as a dividend to Thermo Electron shareholders. All of the outstanding shares of common stock of Kadant held by Thermo Electron (approximately 11,125,496 shares) will be distributed on August 8, 2001. Because you were a Thermo Electron shareholder on July 30, 2001, you will be entitled to receive this dividend and also become a shareholder of Kadant. Upon completion of the distribution, Thermo Electron will no longer own any shares of Kadant common stock.

Kadant, established as a separate subsidiary of Thermo Electron in November 1991, is a leading supplier of a range of products for the global papermaking and paper-recycling industries, including de-inking systems, stock-preparation equipment, water-management systems, and papermachine accessories. The company also develops and commercializes composite building materials produced from recycled fiber and plastic.

The Thermo Electron board believes that this distribution is in the best interests of Thermo Electron, Kadant, and Thermo Electron shareholders because it will improve both companies' access to capital, better focus the efforts of management and employees on the performance of their respective businesses, and offer management incentives directly linked to the objective performance of each company's stock in the public markets.

As a Thermo Electron shareholder on July 30, you are entitled to the Kadant dividend. The enclosed stock certificate represents .0612 of a share of Kadant common stock for each share of Thermo Electron common stock you owned on that date. The common stock of Kadant is listed on the American Stock Exchange under the symbol "KAI." The enclosed Information Statement provides important details regarding the distribution, as well as Kadant's organization, business, properties, and historical financial information. You are encouraged to read this material carefully.

As described in the enclosed Information Statement, you will be receiving from our distribution agent, American Stock Transfer & Trust Company, a cash payment in lieu of any fraction of a share of Kadant common stock that you would otherwise be entitled to receive in the dividend.

Thermo Electron shareholders entitled to this dividend are not required to take any action to participate in the distribution. Shareholder approval of the distribution is not required, and Thermo Electron is not soliciting your proxy.

                                        Sincerely,

                                        /s/ RICHARD F. SYRON

                                        RICHARD F. SYRON
                                        Chairman and Chief Executive Officer